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Exhibit 99.2

Monterey Pasta Company
1528 Moffett Street
Salinas, Ca 93905
(831) 753-6262

CONTACTS:	Steve L. Brinkman, Chief Financial Officer, Ext. 103 R. Lance Hewitt, Chief Executive Officer, Ext. 130

FOR IMMEDIATE RELEASE

MONTEREY PASTA COMPANY ANNOUNCES THE COMPLETED ASSET ACQUISITION OF EMERALD VALLEY KITCHEN, ORGANIC FOOD MARKETER

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  Monterey Pasta Company executes strategy to enter fast-growing organic food business.

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  Emerald Valley Kitchen to leverage Monterey Pasta Company's national distribution and product development capabilities.

        SALINAS, CA (August 26, 2002)—Monterey Pasta Company (NASDAQ:PSTA) announced today the completed asset acquisition of Emerald Valley Kitchen, a leading organic food manufacturer located in Eugene, Oregon. Emerald Valley Kitchen is a 20 year-old company that has helped pioneer the natural food movement under the leadership of its Founder and President, Mel Bankoff. Bankoff will continue to lead Emerald Valley Kitchen as part of Monterey Pasta and will help bring Monterey Pasta into this fast growing segment of the food industry. Monterey Pasta paid the Emerald Valley Kitchen shareholders $5.5 million cash for the assets, plus the value of inventory at-cost. Additionally, the shareholders of Emerald Valley could qualify for an earn-out over the next 5 years if Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) exceeds predetermined targets for the Emerald Valley business. Emerald Valley markets a number of refrigerated product categories that are complementary to Monterey Pasta's product line, including such key items as Organic Salsa, Organic Bean Dip and Organic Hummus.

        The organic food market is attractive for several fundamental reasons. The organic category has been growing by double-digits annually over the past several years, compared with less than 4% annual growth from the retail grocery business over the same period. In October 2002 a new seal will begin appearing on organic foods certifying that they have been approved "Organic" by the United States Department of Agriculture. Companies like Emerald Valley Kitchen, that can meet these new standards, will have a strategic advantage over many of their current competitors once these new regulations take affect.

        "Emerald Valley represents an important addition to the Monterey family," said Lance Hewitt, Monterey Pasta's President and CEO. "This association gives Monterey Pasta the opportunity to execute our strategy to become a part of the fast-growing organic food industry with a high-quality product line that complements and extends our current refrigerated product offerings. We believe that by combining our outstanding product development capabilities with theirs, we can work jointly with Emerald Valley in extending their successful product line in the future. Also, our customer relationships on a national scale will be available to help them spread their message of high-quality, organic gourmet foods to a much broader audience through mainstream grocery outlets.

        Hewitt continued, "We are very pleased to be working with Mel Bankoff who will continue to lead the operation at Emerald Valley. Mel is a leader in the organic industry and we believe he is the right person to head our efforts in this area. The Emerald Valley business will work with Monterey Pasta as a relatively autonomous entity in order to maintain its strong organic focus in the future."

        Mel Bankoff commented, "I am impressed by Monterey Pasta's high-quality gourmet products. They offer my shareholders and employees a great opportunity to introduce Emerald Valley Kitchen's refrigerated organic and natural food products to the entire country. The American public is increasingly requesting more fine-tasting organic prepared food choices and products for their families. I look forward to growing the business that I started twenty years ago and assisting Monterey Pasta with the addition of organic products to their existing line of premium refrigerated gourmet natural foods." Bankoff adds, "I am impressed with the integrity of the people leading Monterey Pasta and I appreciate their support in Emerald Valley Kitchen's continuing policy to contribute 1% of its yearly revenues to non-profit environmental and humanitarian causes." Bankoff plans to establish a private foundation to fund charitable and socially responsible causes that he supports.

        Founded as a regional brand, Monterey Pasta now has national distribution in over 7,700 retail and club stores throughout the United States and selected regions of Canada. Monterey Pasta manufactures USDA inspected, fresh gourmet refrigerated food products at its integrated 130,000 square foot corporate headquarters, distribution, and manufacturing facilities in Salinas, (Monterey County) CA.

        This press release contains forward-looking statements that involve a number of uncertainties and risks that could cause actual results to differ materially from those discussed in the forward-looking statements. Risks that could cause actual results to differ materially from those discussed in the forward-looking statements, include risks associated with timely and cost-effective introduction of new products in the coming months, risks associated with accomplishing the anticipated results of the current plant expansion program, risks associated with the timely and effective assimilation of the Emerald Valley Kitchen business, retention of key personnel and retention of key management, the risks inherent in food production, and intense competition in the market in which the Company competes. Future projections are based on the assumption that we will continue to sell in existing retail and club stores and will continue to add new stores. For additional information regarding these and other risks, please read the Company's Annual Report on Form 10-K, for the year ended December 30, 2001, its Quarterly Reports on Form 10-Q for the First and Second Quarters of 2002, and its 2001 Proxy Statement.

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  Exhibit 99.2